  EXHIBIT 10.7

CONVERTIBLE PROMISSORY NOTE

On February 18, 2022, Bloomios Inc. referred to as the “Borrower”, and Barrett Evans referred to as “Executive” entered into this Convertible Promissory Note converting accrued compensation due and payable to Executive as of January 31, 2022.

The total compensation due to Executive at January 31, 2022 is $588,600, the “Principal Amount.” The Borrower agrees to pay the Principal Amount no later than January 31, 2025, the “Due Date,” along with any unpaid and accrued interest. The Borrower agrees to pay simple interest of twelve percent (12%) interest., the “Interest Rate.” The Borrower agrees to begin making monthly interest payments on starting on July 31, 2022.

The Executive may convert any amounts due under this Note, including principal, interest and any other amounts due, into shares of common stock of Borrower at any time prior to repayment in full. Executive may convert some or all, in multiple conversions at a rate of $0.54 per share the closing sale price the Borrower’s common stock on the day of this Agreement.

In addition, money that is not paid on-time for any monthly payment will be charged an increased Interest Rate of twenty percent (20%) per annum beginning the day payment was due and ending when the payment is made.

In the event the Borrower fails to pay the note in full on the Due Date, the unpaid principal shall accrue interest at the maximum rate allowed by law until the Borrower is no longer in default.

There shall be no Security put forth by the Borrower in this promissory note.

Payments shall be first credited to any late fees due, then to interest due and any remainder will be credited to principal.

Borrower may prepay this Note without penalty.

If the Borrower is in default under this Note, and such default is not cured within thirty days (30) of such default, then Executive may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable.

Borrower shall pay all costs incurred by Executive in collecting sums due under this Note after a default, including actual attorneys’ fees. If Executive or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

Borrower waives presentment for payment, a notice of dishonor, protest, and notice of protest.

No failure or delay by Executive in exercising his rights under this Note shall be considered a waiver of such rights.

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In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

There are no verbal or other agreements that modify or affect the terms of this Note. This Note may not be modified or amended except by a written agreement signed by Borrower and Executive.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) by email, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

There shall be no person or entity, under the terms of this Note, that shall be responsible for the payment, late fees, and any accrued interest other than the Borrower.

This note shall be governed under the laws in the State of California.

With my signature below, I affirm that I have read and understood this promissory note.

Borrower’s Signature: ______________________________ Date: February 18, 2022

Michael Hill, CEO

Executive Signature: ______________________________ Date: February 18, 2022

Barrett Evans

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